As filed with the Securities and Exchange Commission on February 21, 2014

Registration No. 333-188361

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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RED MOUNTAIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

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Texas	27-1739487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2515 McKinney Avenue, Suite 900

Dallas, Texas 75201

(214) 871-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Alan W. Barksdale

Chief Executive Officer

2515 McKinney Avenue, Suite 900

Dallas, Texas 75201

(214) 871-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Garrett A. DeVries

Yuki P. Whitmire

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

(214) 969-2800

(214) 969-4343 (fax)

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Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.00001 per share	1,518,880 (2)	(3)	(3)

(1)	In accordance with Rule 416, the registrant is also registering an indeterminable number of shares of common stock as may be issued in connection with share splits, share dividends or similar transactions.
(2)	Represents the 15,438,805 shares originally registered, adjusted to (i) reflect a reverse stock split of the registrant’s common stock at an exchange ratio of 1-for-10 effected on January 31, 2014 and (ii) eliminate 25,000 shares of common stock that were issuable pursuant to a convertible note that was not converted prior to being satisfied.
(3)	The registrant is not registering additional securities. Registration fees were originally paid by the registrant’s predecessor-in-interest upon filing of the original registration statement on Form S-3 (File No. 333-188361). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-188361) (the “Registration Statement”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Red Mountain Resources, Inc., a Texas corporation (the “Company”), which is the successor to Red Mountain Resources, Inc., a Florida corporation (“RMR FL”).

On January 31, 2014, RMR FL effected a reverse stock split of RMR FL’s common stock, par value $0.00001 per share (“RMR FL Common Stock”), at an exchange ratio of 1-for-10 (the “Reverse Stock Split”), together with a proportional reduction in the number of authorized shares of RMR FL Common Stock from 500.0 million shares to 50.0 million shares. The par value of RMR FL Common Stock did not change as a result of the Reverse Stock Split. As of January 31, 2014, every ten (10) shares of RMR FL Common Stock were combined into one (1) share of RMR FL Common Stock, reducing the number of outstanding shares of RMR FL Common Stock from approximately 134.0 million to approximately 13.4 million.

On January 31, 2014, RMR FL changed its state of incorporation from the State of Florida to the State of Texas by merging (the “Reincorporation”) with and into its wholly-owned subsidiary, the Company, pursuant to the terms of an Agreement and Plan of Merger, dated January 29, 2014, between RMR FL and the Company (the “Merger Agreement”), with the Company continuing as the surviving corporation. Holders of at least a majority of RMR FL’s shares entitled to vote on the Reincorporation at the Annual Meeting of Shareholders held on December 20, 2013 approved the Reincorporation. As a result, as of January 31, 2014:

(i)	RMR FL ceased to exist;

(ii)	shareholders of RMR FL automatically became shareholders of the Company, without any action by such shareholders, and began to be governed by (a) the Texas Business Organizations Code (as amended, the “TBOC”), (b) the Company’s Certificate of Formation, and (c) the Company’s Bylaws;

(iii)	the name, business, management, fiscal year, accounting, location of the principal executive offices, assets and liabilities of RMR FL became the name, business, management, fiscal year, accounting, location of the principal executive offices, assets and liabilities of the Company; and

(iv)	the directors and officers of RMR FL prior to the Reincorporation continued as the directors and officers of the Company after the Reincorporation for an identical term of office.

Pursuant to Rule 414(d) promulgated under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Company, as successor issuer to RMR FL pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act, including, but not limited to, the Company’s most recent annual report on Form 10-K and the description of the common stock of the Company as set forth in Amendment No. 1 to the registration statement on Form 8-A/A, filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 20, 2014.

Registration fees were originally paid by the Company’s predecessor-in-interest upon filing of the Registration Statement. Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers

The Company is incorporated under the laws of Texas.

Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws require the Company to indemnify any person who was or is a respondent or defendant or is threatened to be made a respondent or defendant, or testifies or otherwise participates, in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, or any inquiry or investigation that could lead to such an action, suit, or proceeding (any of the foregoing hereinafter called a “proceeding”), whether or not by or in the right of the Company, because such person is or was a director of the Company or, while a director of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, administrator, agent or similar functionary (a “representative”) of another foreign or domestic corporation, limited or general partnership, limited liability company, business trust, real estate investment trust, joint venture, joint stock company, cooperative, association, bank, insurance company, credit union, association, proprietorship, trust, employee benefit plan, other enterprise or other organization (each, an “organization”) (hereinafter a “Covered Director”) to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be changed, against all judgments (including arbitration awards), court costs, penalties, excise and similar taxes, fines, settlements, reasonable attorneys’ fees and other reasonable expenses (all of the foregoing hereinafter referred to as “expenses”) actually incurred by such person in connection with such proceeding and such right to indemnification shall continue as to a person who has ceased to be a director or representative and shall inure to the benefit of his or her heirs, executors and administrators.The right to indemnification conferred by Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws is a contract right that fully vests at the time the Covered Director first assumes his or her position as a director of the Company.  It is expressly acknowledged that the indemnification provided in Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws could involve indemnification for negligence or under theories of strict liability.

As described above, Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws provide for indemnification of Covered Directors to the fullest extent authorized or permitted by applicable law. Chapter 8 of the TBOC permits a corporation to indemnify a director or former director, against judgments and expenses reasonably and actually incurred by the person in connection with a proceeding if the person (a) acted in good faith, (b) reasonably believed, in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests, and otherwise, that the person’s conduct was not opposed to the corporation’s best interests, and (c) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. If, however, the person is found liable to the corporation, or is found liable on the basis he received an improper personal benefit, then indemnification under Chapter 8 of the TBOC is limited to the reimbursement of reasonable expenses actually incurred, and no indemnification will be available if the person is found liable for (a) willful or intentional misconduct in the performance of the person’s duty to the corporation, (b) breach of the person’s duty of loyalty owed to the enterprise, or (c) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.

Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws require the Company to indemnify any person who was or is a respondent or defendant or threatened to be made a respondent or defendant, or testifies or otherwise participates, in any proceeding, whether or not by or in the right of the Company, because such person is or was an officer of the Company or, while an officer of the Company, is or was serving at the request of the Company as a representative of another organization (hereinafter a “Covered Officer” and together with a Covered Director, a “Covered Person”), to the same extent that the Company may indemnify and advance expenses to a director of the Company under the TBOC, and such right to indemnification shall continue as to a person who has ceased to be an officer or representative and shall inure to the benefit of his or her heirs, executors and administrators.

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In addition to the right to indemnification conferred in Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws, as the case may be, a Covered Person will also have the right to be paid or reimbursed by the Company the reasonable expenses incurred in defending, testifying or otherwise participating in any such proceeding, in advance of the final disposition of the proceeding (hereinafter an “advancement of expenses”) and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that, an advancement of expenses incurred by a Covered Person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation by such person of such person’s good faith belief that he or she has met the standard of conduct necessary for indemnification under the TBOC and a written undertaking (hereinafter an “undertaking”), by or on behalf of such person, to repay all amounts so advanced if it shall be ultimately determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that the Covered Person has not met that standard or that indemnification of the Covered Person against expenses incurred by such person in connection with that proceeding is prohibited by the TBOC.

Article VIII of the Company’s Bylaws and Chapter 8 of the TBOC permit the Company to purchase and maintain insurance, create a trust fund, establish any form of self-insurance (including a contract to indemnify), secure its indemnity obligation by grant of a security interest or other lien on assets of the Company, establish a letter of credit guaranty or security arrangement, or establish and maintain any other arrangement (any of the foregoing hereinafter called an “arrangement”) on behalf of any person who is or was serving as a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a representative of another organization against any liability asserted against such person and incurred by such person in such a capacity or arising out of his or her status as such a person, whether or not the Company would have the power to indemnify such person against such liability.  If the insurance or other arrangement involves self-insurance or is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the person only if the insurance or arrangement has been approved by the shareholders.

Article VIII of the Company’s Bylaws permits the Company, to the extent authorized from time to time by the the Company’s board of directors, to grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company and to any person who is or was serving at the request of the Company as a representative of another organization to the same extent that it may indemnify and advance expenses to Covered Persons and to any such further extent as may be authorized or permitted by law.

Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws provide that the Company shall indemnify each of the Covered Persons to the fullest extent permitted by law. Article VII of the Company’s Certificate of Formation and Article VIII of the Company’s Bylaws further provide that the indemnity will include an advancement of expenses incurred by such Covered Person will enter into separate indemnity agreements with each of its directors and officers to provide additional indemnification rights and protections to those persons. The Company maintains directors’ and officers’ liability insurance covering its directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role, including insurance for claims against these persons brought under securities laws. Such insurance is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy. There is no assurance that the Company will continue to maintain liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

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(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 21, 2014.

RED MOUNTAIN RESOURCES, INC.

By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Alan W. Barksdale	Chairman of the Board,	February 21, 2014
	Alan W. Barksdale	Chief Executive Officer and President (Principal Executive Officer)

	/s/ Michael Uffman	Chief Financial Officer	February 21, 2014
	Michael Uffman	(Principal Financial Officer)

	/s/ Hilda D. Kouvelis	Chief Accounting Officer	February 21, 2014
	Hilda D. Kouvelis	(Principal Accounting Officer)

	/s/ David M. Heikkinen*	Director	February 21, 2014
David M. Heikkinen

	/s/ Richard Y. Roberts*	Director	February 21, 2014
Richard Y. Roberts

	/s/ Paul N. Vassilakos*	Director	February 21, 2014
Paul N. Vassilakos

*By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Attorney-in-fact for each of the persons indicated
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EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement for Common Stock.

2.1

Plan of Reorganization and Share Exchange Agreement, dated March 22, 2011, by and between Black Rock Capital, LLC and Red Mountain Resources, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Commission on March 31, 2011).

2.2

Amendment to Plan of Reorganization and Share Exchange Agreement, dated June 17, 2011, by and among Red Mountain Resources Inc., Black Rock Capital, LLC and Black Rock Capital Shareholders (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the Commission on June 23, 2011).

2.3

Amendment to Plan of Reorganization and Share Exchange Agreement, dated June 20, 2011, by and among Red Mountain Resources Inc., Black Rock Capital, LLC and Black Rock Capital Shareholders (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Commission on June 23, 2011).

2.4	Agreement and Plan of Merger, dated January 29, 2014, by and between Red Mountain Resources, Inc., a Florida corporation, and Red Mountain Resources, Inc., a Texas corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).

3.1	Certificate of Formation of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).

3.2	Bylaws of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 4, 2014).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of Hein & Associates LLP.

23.2*	Consent of L J Soldinger Associates, LLC.

23.3*	Consent of Cawley, Gillespie & Associates, Inc.

23.4*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in legal opinion filed as Exhibit 5.1).

24.1* **	Power of Attorney.
*	Filed herewith.
* *	To be filed by amendment or on Form 8-K at a later date in connection with a specific offering of securities.
***	Previously filed.